Exhibit 21.1

SUBSIDIARIES OF CALAMOS ASSET MANAGEMENT, INC.

The following table lists the direct and indirect subsidiaries of Calamos Asset Management, Inc.

NAME	JURISDICTION OF INCORPORATION OR ORGANIZATION

Calamos Investments LLC	Delaware
Calamos Advisors LLC	Delaware

Calamos Capital Management LLC	Delaware

Calamos Financial Services LLC	Delaware

Calamos International Holdings LLC	Delaware

Calamos International Holdings II LLC	Delaware

Calamos Investments LLP	United Kingdom

Calamos Investments (HK) Limited	Hong Kong

Calamos Wealth Management LLC	Delaware